Exhibit 99.1

Radian’s Mortgage Insurance President Derek Brummer Announces Retirement

Sumita Pandit, Radian’s Chief Financial Officer, to Assume Mortgage Insurance Oversight in New Role as Radian’s President and Chief Financial Officer

WAYNE, Pa., January 13, 2025 — Radian Group Inc. (NYSE: RDN) today announced that Derek Brummer, President, Mortgage Insurance, will retire on July 3, 2025 after 23 years of distinguished service at the company. Sumita Pandit, currently serving as Chief Financial Officer, will assume the role of Radian President and Chief Financial Officer upon Brummer’s retirement. In her new role, Pandit will assume responsibility for overseeing all aspects of Radian’s mortgage insurance business in addition to her current responsibilities as Chief Financial Officer.

“I’ve been privileged to be part of Radian’s rich 50-year history and I am proud of what we have accomplished together,” Brummer said. As I retire, I know Radian is strategically well positioned today and for the future.”

Brummer joined Radian in 2002 as Chief Risk Officer and General Counsel for Radian’s financial guaranty company. He was appointed Radian’s Chief Risk Officer in 2013 and assumed the role of President, Mortgage Insurance in 2018.

“Over the past 23 years at Radian, Derek has been an instrumental member of our leadership team contributing to the company’s strong strategic positioning for the future. We appreciate all that he has done at Radian, and most importantly, we wish him all the best in his well-deserved retirement,” said Rick Thornberry, Chief Executive Officer. “Sumita brings unique experience to the role including an exceptional blend of financial markets and investment banking expertise, as well as broad knowledge of Radian’s businesses. She is optimally positioned to lead our experienced mortgage insurance team to continue to deliver our products and services to our customers and achieve our long-term strategic goals to drive value for our stockholders.”

Pandit was appointed Senior Executive Vice President and CFO in May 2023. She joined Radian in March 2023 as the company’s first Chief Growth Officer, working to develop and execute the company’s long-term growth and innovation plans.

Pandit has more than two decades of experience in investment banking, advising companies across verticals in fintech, including payments, financial software, neo-banks, and insurance technology. She joined Radian after serving more than two years as the Chief Operating Officer of a global financial technology company, dLocal, where she oversaw client management, marketing, investor relations, and corporate development.

Prior to dLocal, Pandit worked at J.P. Morgan in several Managing Director roles, including as Global Head of FinTech Investment Banking. Before joining J.P. Morgan, Pandit was a Vice President at Goldman Sachs in their Financial Institutions Group. Pandit earned an MBA from The Wharton School at the University of Pennsylvania, where she was a Palmer Scholar.

About Radian

Radian is a catalyst for homeownership that transforms risk into opportunity through services and technologies that empower housing and capital market participants to act with confidence. The Radian family of companies is shaping the future of mortgage and real estate services through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. Visit radian.com to see how we’re creating possibilities for a place to call home.